Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


FOR IMMEDIATE RELEASE                  Contact:  Joanne Lattanzi
                                                 First National Bank of Ipswich
                                                 (978) 356-8105

                                                 Alexander Caswell
                                                 Regan Communications
                                                 (617) 488-2885

                    First Ipswich Bancorp Announces Earnings

Ipswich, MA, March 31, 2006 - First Ipswich Bancorp (OTC: FIWC), the bank holding company for The First National Bank of Ipswich, today announced earnings for the quarter and year ended December 31, 2005.

The Company reported assets of $394 million, which represents growth of nearly 2% from the prior year. Additionally, deposits reached an all-time high of $259 million. For the year ended December 31, 2005, the Company recorded a net loss of $45,000, compared to net income of $479,000 for the year ended December 31, 2004. Basic and diluted earnings per share for the year ended December 31, 2005 were both ($0.02) per share.

Commenting on the Company's results, Donald P. Gill, President and Chief Executive Officer, stated, "The year 2005 saw the completion of several initiatives begun in 2004 to enhance our Bank's long-term growth, earnings and shareholder value, pursuant to our Bank's strategic plan. The initiatives of the past two years have negatively impacted earnings during that period. Management looks forward to attaining the results of these initiatives, and both the Board of Directors and Management believe this is a much stronger financial institution going forward because of these efforts."

Financial Highlights (Unaudited)

                                                           Three months ended
                              Years ended December 31,        December 31,
                              ------------------------    ----------------------
                                   2005          2004        2005         2004
                              --------------------------------------------------
                                     (In thousands, except per share data)

Net income (loss)                $    (45)    $    479    $   (329)    $   (157)
Earnings (loss) per share:
   Basic                         $  (0.02)    $   0.25    $  (0.15)    $  (0.08)
   Diluted                       $  (0.02)    $   0.25    $  (0.15)    $  (0.08)
Weighted average shares
   outstanding:
   Basic                            2,220        1,909       2,220        2,061
   Diluted                          2,220        1,950       2,220        2,061

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First Ipswich Bancorp is the bank holding company of The First National Bank of
Ipswich, a national banking institution established in 1892. Headquartered in Ipswich, Massachusetts, approximately 25 miles northeast of Boston, The First National Bank of Ipswich operates eleven full-service offices in Ipswich, Gloucester, Essex, Newburyport, Rowley, Beverly, Boston and Cambridge, Massachusetts, and Londonderry and Portsmouth, New Hampshire. The First National Bank of Ipswich offers a wide array of personal and commercial banking products and services.
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This press release may contain "forward-looking statements." Words such as
"intends," "believes," "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, competitive conditions in the Bank's marketplace generally, the Bank's continued ability to originate quality loans, fluctuation in interest rates including fluctuations which may affect the Bank's interest rate spread, real estate conditions in the Bank's lending areas, changes in the securities or financial markets, changes in loan defaults and charge-off rates, a deterioration in general economic conditions on a national basis or in the local markets in which Bancorp operates, the Bank's continued ability to attract and retain deposits, the risk that difficulties will arise in connection with the integration of the operations of acquired businesses with the operations of Bancorp's banking or investment management businesses, the Company's ability to control costs, new accounting pronouncements, and the Bank's continued ability to comply with existing and future regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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